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                                                                  EXHIBIT 10.28

                                                                  EXECUTION COPY

                EXECUTIVE SEVERANCE AND NONCOMPETITION AGREEMENT

            THIS AGREEMENT, dated August 12, 2002, is between Focal Communications Corporation, a Delaware corporation ("FOCAL"), and ELIZABETH VANNESTE (the "EXECUTIVE"). The terms used in this Agreement and not otherwise defined herein have the meanings assigned to such terms in the attached Exhibit A.

                                    RECITALS:

            A. Executive is a key employee of Focal or a Subsidiary and has made and is expected to continue to make significant contributions to the profitability, growth, and financial strength of Focal.

            B. To promote retention, continuity of management in the event of an actual or threatened change in control, and other benefits to Focal, Focal desires to establish a severance benefit for Executive.

            C. Focal has assessed the costs and benefits of providing severance benefits as provided in this Agreement and similar agreements for other key employees, and has determined that it is cost-effective and in the best interests of Focal to enter into this Agreement and such similar agreements.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Focal and Executive agree as follows:

            1. TERMINATION GENERALLY. If Executive's employment with Focal or a Subsidiary is terminated by Focal or a Subsidiary, other than as a result of a Disqualifying Event and whether or not Executive obtains subsequent employment, Focal will, from and after the Termination Date for a period of six months, continue to pay Executive in accordance with Focal's biweekly payroll practices an amount equal to (a) Executive's highest biweekly salary or base compensation during the two-year period immediately prior to termination plus (b) an amount equal to 1/26 multiplied by the greater of (i) Executive's targeted annual bonus for the year in which termination occurs and (ii) Executive's annual bonus for the year immediately preceding the year in which termination occurs. In addition, Focal will, from and after the Termination Date for a period of six months, provide Executive with health, dental, disability, and life insurance benefits substantially similar to the benefits in effect immediately prior to the Termination Date.

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            2.    TERMINATION UPON A CHANGE IN CONTROL. (a) If, in anticipation of or within twelve months after a Change in Control, Focal or a Subsidiary terminates Executive's employment, other than as a result of a Disqualifying Event and whether or not Executive obtains subsequent employment, or if Executive terminates his or her employment under Section 2(b), Focal will, from and after the Termination Date for a period of one year, pay Executive in accordance with Focal's biweekly payroll practices an amount equal to (i) Executive's highest biweekly salary or base compensation during the two-year period prior to termination of employment plus (ii) an amount equal to 1/26 multiplied by the greater of (A) Executive's targeted annual bonus for the year in which termination occurs and (B) Executive's annual bonus for the year immediately preceding the year in which termination occurs. In addition, Focal will, from and after the Termination Date for a period of one year, provide Executive with health, dental, disability, and life insurance benefits substantially similar to the benefits in effect immediately prior to the Change in Control.

            (b) In the event of a Change in Control, Executive may terminate employment with Focal or a Subsidiary within twelve months after the Change in Control with the right to compensation as provided in Section 2(a) upon the occurrence of one or more of the following events in connection with or anticipation of such Change in Control (regardless of whether any other reason, other than Cause, for such termination exists or has occurred):

     (i) a material reduction in Executive's total compensation without Executive's consent (it being understood that a change in the form or measure of compensation, including but not limited to a change from salary-based compensation to commission-based compensation or a rearrangement of Executive's compensation package to include a different combination of salary, bonus, commission, options, or other equity incentives, etc., shall not in and of itself constitute such a reduction),

     (ii) a significant adverse change in the nature or scope of Executive's authority, power, function, responsibilities, or duties,

     (iii) a relocation of Executive's place of employment to a site that is more than 35 miles from Executive's place of employment immediately prior to the Change in Control without Executive's consent,

     (iv) Focal requires Executive to travel away from his or her office in the course of discharging his or her responsibilities or duties 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in the year immediately prior to the

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            Change in Control without Executive's consent, or

     (v) The liquidation, dissolution, merger, consolidation, or reorganization of Focal, or transfer of all or substantially all of its business and/or assets, or the entry by Focal into a binding agreement to consummate any such transaction, unless the successor or successors to which all or substantially all of its business and/or assets have been or will be transferred (by operation of law or otherwise) assume(s) or has agreed to assume all duties and obligations of Focal under this Agreement.

            3. CONFIDENTIALITY; NONCOMPETE; NONSOLICITATION. (a) Executive acknowledges that during the course of Executive's employment with Focal and its Subsidiaries he or she will require access to and become familiar with sensitive, highly confidential, unique, and valuable information and trade secrets of Focal and its Subsidiaries, the disclosure to or use by a competitor would cause Focal material and irreparable harm. In addition, Focal and Executive agree that the services Executive will render to Focal and its Subsidiaries will be of a unique nature and significant value. Consequently, Executive represents that the restrictions contained in this Section 3 are fair and reasonable with respect to duration, geographic area, and scope, and acknowledges that Executive's commitments under this Section 3 constitute a material inducement to Focal to enter into this Agreement.

            (b) During the term of Executive's employment and for a period ending six months following the Termination Date, if Executive shall have received or be receiving benefits under Sections 1 or 2, Executive shall not, without the prior written consent of Focal, engage in any Competitive Activity. Notwithstanding the foregoing, in the event of termination for Cause or if Executive terminates his or her employment with Focal or a Subsidiary other than under Section 2(b), Executive may not, during the six months following the Termination Date, engage in any Competitive Activity whether or not Executive receives post-termination payments or benefits from Focal.

            (c) In the event of a termination under Section 1, Focal may in its discretion determine to extend the period referred to in Section 3(b) up to the first anniversary of the Termination Date, provided it notifies Executive of such determination within ten days after the Termination Date and irrevocably commits to extend the compensation payable and benefits provided under Section 1 to be coterminous with the termination date of the period so extended.

            (d) Executive will not, without the prior written consent of Focal, during his or her employment or thereafter disclose to any person not employed by Focal, or use in connection with engaging in competition with Focal, any confidential or proprietary information of Focal. For purposes of this Agreement, the term "confidential or proprietary information" includes all information of any

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nature and in any form that is owned by Focal and that is not publicly available
(other than by Executive's breach of this Section 3(d)) or generally known to persons engaged in businesses similar or related to those of Focal. Confidential or proprietary information will include, without limitation, Focal's financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term "Focal" will also include any Subsidiary (collectively, the "RESTRICTED GROUP"). The foregoing obligations imposed by this Section 3(d) will not apply (i) during the Executive's employment, in the course of the business of and for the benefit of Focal, (ii) if such confidential or proprietary information will have become, through no fault of Executive, generally known to the public, or (iii) if Executive is required by law to make disclosure (after giving Focal notice and an opportunity to contest such requirement).

            (e) Executive will not, during his or her employment and for one year thereafter, without the prior written consent of Focal, directly or indirectly, on behalf of Executive or on behalf of any person, firm, or company,
(i) hire (as an employee or consultant) any person who was an employee of the Restricted Group during Executive's employment with the Restricted Group or thereafter or (ii) attempt to influence, persuade, or induce, or assist any other person in so persuading or inducing, any person or entity to give up, or to not commence, employment or a business relationship with the Restricted Group.

            (f) The provisions of this Section 3 shall supersede and replace the noncompetition provisions of any other agreement or undertaking of Executive, including, without limitation, the Confidentiality Agreement signed by Executive upon the commencement of his or her employment with Focal or a Subsidiary.

            4. EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement will create any right or duty on the part of Focal or Executive to have Executive remain in the employment of Focal or any Subsidiary. For purposes of this Agreement, the transfer of employment from one Subsidiary to another Subsidiary, or from Focal to a Subsidiary or vice-versa, shall not be considered a termination.

            5. EFFECT OF TERMINATION ON OTHER BENEFITS. A termination by Focal under Sections 1 or 2(a), or by Executive under Section 2(b), will not limit any rights that Executive may have under any agreement, policy, plan, program, or arrangement of Focal or Subsidiary providing Employee Benefits, which rights shall be governed by the terms thereof.

            6. INTEREST. Without limiting the rights of Executive at law or in equity, if Focal fails to make any payment or provide any benefit required to be

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made or provided under this Agreement on a timely basis, Focal will pay interest on the amount or value thereof at an annualized rate of 15%. Such interest will be payable on demand.

            7. NO DUTY TO MITIGATE. Executive's entitlement to compensation and benefits under this Agreement shall not be offset by any compensation Executive obtains from another employer. Executive shall have no duty to mitigate. Notwithstanding the foregoing, if Executive obtains employment and he or she is eligible for health, dental, disability, or life insurance benefits comparable in the aggregate and at similar cost to those provided to Executive by Focal or a Subsidiary immediately prior to the Termination Date, Focal's obligation to continue to provide such benefits shall terminate.

            8. WITHHOLDING OF TAXES. Focal may withhold from any amounts payable under this Agreement all federal, state, or other taxes as Focal is required to withhold under applicable law.

            9. SUCCESSORS AND BINDING AGREEMENT. (a) Focal will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of Focal expressly to assume and agree to perform this Agreement in the same manner and to the same extent Focal would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of Focal and any successor to Focal, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of Focal whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed "Focal" for the purposes of this Agreement), but will not otherwise be assignable, transferable, or delegable by Focal.

            (b) This Agreement will inure to the benefit of and be enforceable by Executive's personal representatives, executors, and successors.

            (c) This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign, transfer, or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 9(a) and (b). Without limiting the generality of the foregoing, Executive's right to receive payments hereunder will not be assignable, transferable, or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 9(c), Focal shall have no liability to pay any amount so attempted to be assigned, transferred, or delegated.

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            10.   TERM. This Agreement shall terminate at the expiration of the
Term, provided termination will not affect either party's rights or obligations arising from a Termination Date that occurs prior to the expiration of the Term.

            11. NOTICES. All communications, including without limitation notices, consents, requests or approvals, required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or three business days after having been sent by a nationally recognized overnight courier service addressed to Focal (to the attention of the Secretary of Focal) at its principal executive office and to Executive at his or her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

            12. GOVERNING LAW. The validity, interpretation, construction, and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Illinois, without giving effect to the principles of conflict of laws of such State.

            13. JUDICIAL MODIFICATION. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the court making such determination of invalidity or unenforceability shall have the power to reduce the duration, geographic area, or scope of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

            14. LEGAL FEES AND EXPENSES. If Focal fails to comply with any of its obligations under this Agreement or if Focal or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive the benefits provided or intended to be provided to Executive hereunder, Focal irrevocably authorizes Executive from time to time to retain counsel of Executive's choice, at the expense of Focal as hereafter provided, to advise and represent Executive in connection with any interpretation, enforcement, or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against Focal or any director, officer, stockholder, or other person affiliated with Focal, in any jurisdiction. Without respect to whether Executive prevails, in whole or in part, in connection with any of the foregoing, Focal will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by Executive in connection with any of the

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foregoing; provided that, in regard to such matters, Executive has not acted in bad faith or with no colorable claim of success.

            15. MISCELLANEOUS. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and Focal. No waiver by either party hereto at any time of any breach by the other party or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth in this Agreement.

            16. HEADINGS. The section headings in this Agreement are for convenience of reference only and do not have substantive effect.

            17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                                        FOCAL COMMUNICATIONS CORPORATION


                                        By:
                                            ------------------------------------
                                            Its:

                                        ----------------------------------------


                                        ----------------------------------------
                                        Executive

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                                    EXHIBIT A

                                   DEFINITIONS

            In addition to terms defined elsewhere in the Agreement, the following terms have the following meanings when used in this Agreement with initial capital letters:

            "CAUSE" means that, prior to any termination under Sections 1 or 2, Executive shall have, in the reasonable determination of (i) the chief executive officer of Focal in the case of a termination prior to a Change in Control or
(ii) the Board of Directors of Focal in the case of a termination upon or after a Change in Control, after due inquiry, notice to Executive specifying in reasonable detail the facts giving rise to such decision, and providing Executive a reasonable opportunity to be heard:

                  (a) committed a felony involving fraud, embezzlement, or theft or committed any other felony in a wrongful effort to further Focal's business interests;

                  (b) intentionally and wrongfully provided senior management or the Board of Directors of Focal with materially incorrect information;

                  (c) failed to cooperate completely and honestly with any investigation by Focal of Focal's activities or business practices, including without limitation, investigations by Focal's human resources or legal personnel;

                  (d) reported to work under the influence of alcohol or illegal drugs;

                  (e) committed intentional wrongful damage to Focal's or any Subsidiary's property;

                  (f) committed intentional wrongful disclosure of material confidential information of Focal or any Subsidiary;

                  (g) committed intentional wrongful engagement in any Competitive Activity;

                  (h) intentionally, wrongfully, and materially violated one or more of Focal's policies (as posted on its internal website from time to time); or

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                  (i)    otherwise engaged in a pattern of violation of Focal's
     policies (as posted on its internal website from time to time) after Executive received written notice from the Company of its belief that he or she violated one or more policies specifying in reasonable detail the basis for such belief.

            "CHANGE IN CONTROL" shall mean if at any time any of the following events shall have occurred:

            (a) Focal is merged or consolidated or reorganized with or into another corporation or other legal person, and as a result of such merger, consolidation, or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of securities entitled to vote generally in the election of Directors immediately prior to such transaction;

            (b) Focal sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Common Stock immediately prior to such sale or transfer;

            (c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), as promulgated in each case pursuant to the Securities and Exchange Act of 1934 (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined in Rule 13d-3 promulgated under the Exchange Act or any successor rule or regulation promulgated thereunder) of securities representing 50% or more of the Voting Power; or

            (d) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors and any new Directors whose election or nomination for election by Focal's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election was previously so approved cease for any reason to constitute a majority of the Directors. Notwithstanding the provisions of subparagraph (c) above, a "Change in Control" shall not be deemed to have occurred for the purposes of this Agreement (i) solely because MDCP either files or becomes obligated to file a report on Schedule 13D (or any successor schedule or report), as promulgated pursuant to the Exchange Act, disclosing beneficial ownership by it of securities representing 50% or more of the Voting Power, (ii) solely because Focal or any Focal-sponsored employee stock ownership plan or other employee benefit plan of Focal either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, or Schedule 14A (or any successor schedule, form or report or item therein), as promulgated in each case pursuant to the Exchange Act, disclosing beneficial ownership by it of securities representing 50% or more of the Voting Power or otherwise, or because Focal reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (iii) solely because of a change in control of any subsidiary (as the term "subsidiary" is defined in Section 424(f) of the Code) of Focal.

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            "COMPETITIVE ACTIVITY" means participation by Executive, directly or indirectly, either for him or herself or for any other individual, corporation, partnership, joint venture or other entity, in any business division, group, or franchise (or if there are no divisions, any business) where such division, group or franchise (or business, if applicable) engages or proposes to engage in any business conducted by Focal or proposed to be conducted pursuant to a business plan of Focal in existence at the time of a Change in Control, (including, but not limited to, the sale or distribution of local switched dialtone telecommunications services) in any Metropolitan Statistical Area in which Focal conducts such business or proposes to conduct such business pursuant to such a business plan. For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise), other than ownership of up to $1 million in value of the outstanding stock of any class which is publicly traded.

            "DISQUALIFYING EVENT" means that Executive's employment has been terminated by the Company as a result of the occurrence of one of the following events:

                  (i)    Executive's death;

                  (ii) Executive becomes permanently disabled within the meaning of, and begins to receive disability benefits under, the long-term disability plan in effect for, or applicable to, Executive; or

                  (iii)  Cause.

            "EMPLOYEE BENEFITS" means the perquisites, benefits, and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs, or arrangements in which Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by Focal or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by Focal or a Subsidiary,

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providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

            "SUBSIDIARY" means an entity in which Focal directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

            "TERM" means the period commencing as of the date hereof and expiring on the last day of the third full calendar year after the date of this Agreement; PROVIDED that at the expiration of the initial or any renewal term, the term of this Agreement will AUTOMATICALLY extend for an additional year unless, not later than September 30 of the immediately preceding year, Focal or Executive shall have given notice that it or Executive, as the case may be, does not wish to have the Term extended.

            "TERMINATION DATE" means the date on which Executive's employment is terminated (the effective date of which shall be the date of termination).

            "VOTING STOCK" means securities entitled to vote generally in the election of directors of Focal.

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